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Exhibit 21.1

SUBSIDIARIES OF SKYWEST, INC.

Name of Subsidiary	State of Incorporation
SkyWest Airlines, Inc.	Utah
SkyWest Leasing, Inc.	Utah
Atlantic Southeast Airlines, Inc.	Georgia

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  Exhibit 21.1
SUBSIDIARIES OF SKYWEST, INC.